Exhibit 99.1

FOR IMMEDIATE RELEASE

CORRECTIVE PRESS RELEASE

Vantage Drilling Reaches Agreement on Comprehensive Deleveraging and Recapitalization Transaction

Executes Support Agreement with Lenders and Noteholders Holding More than $1.6 Billion in Debt

More than $152 Million of Annual Interest Expense Eliminated in Agreement

Backstop Commitment for $75 Million of New Capital to Support Worldwide Operations

HOUSTON, TEXAS. – December 3, 2015 – Vantage Drilling Company (“Vantage”) (OTC PINK: VTGDF) and Offshore Group Investment Limited and its subsidiaries (collectively, “OGIL”), today announced that they had reached agreement on a plan (the “Plan”) to substantially deleverage OGIL’s capital structure with holders of approximately $1.45 billion, or approximately 59%, of its secured notes and term loans as well as holders of approximately 90% of its senior secured asset backed loan facility. Existing term loan lenders and secured noteholders will have the opportunity to participate in a rights offering for $75 million of new second lien secured financing. This new capital commitment will be backstopped pursuant to an agreement to be entered into by certain of Vantage’s existing creditors.

Among other things, the Plan provides for a debt-for-equity swap that will result in existing term loan lenders and secured noteholders converting their loans and notes into equity and a pro rata share of $750 million of senior subordinated notes. The new notes will pay interest through the issuance of additional notes (PIK Notes) and will have no cash interest rate burden. Vantage’s and OGIL’s asset backed revolving credit facility lenders have agreed to extend the maturity of that facility through December 2019, convert revolving loans into term loans and offer the company access to a $32 million letter of credit facility. All customer, vendor and employee obligations associated with the ongoing business will remain unaffected.

To implement the Plan, and having now secured the support of the holders of OGIL’s debt referenced above in favor of the deleveraging transaction through comprehensive support agreements, OGIL and its subsidiaries have begun to solicit votes on a prepackaged plan of reorganization. OGIL expects to commence cases in the United States Bankruptcy Court for the District of Delaware on December 3, 2015. Separate proceedings in connection with winding down the parent holding company will be commenced in the Cayman Islands. OGIL’s prepackaged chapter 11 case will proceed to conclusion separate from Vantage’s Cayman Islands proceedings. Any parties holding claims against Vantage directly, including its shareholders, are expected to have their claims addressed as part of the Cayman Islands proceedings. OGIL intends to request Bankruptcy Court confirmation of its plan in mid-January 2016.

“Vantage and OGIL have been working on a path forward to deleverage its capital structure and take advantage of market opportunities with a strong balance sheet in light of market conditions, and we are extremely pleased to have our senior debtholders support the company to accomplish these goals, position ongoing operations for the long-term as well as to provide additional capital to supplement our solid liquidity position.” said Paul Bragg, Vantage and OGIL Chief Executive Officer. “The actions we are announcing today represent the culmination of those efforts. The agreement we’ve reached with our lenders and noteholders will eliminate more than $152 million of annual cash interest expense and position us with a strong, deleveraged balance sheet expected to have more than $242 million of cash on hand.”

Bragg continued, “Our operations around the world are not being impacted and we will continue to provide our customers with the industry-leading expertise and safe, efficient drilling services, as is our norm. The senior management team and I greatly appreciate the loyalty and support of our employees, whose dedication and hard work are critical to our success and integral to our future.”

Additional information regarding OGIL’s restructuring is available at www.vantagedrilling.com. Court filings and information about the claims process are available at http://dm.epiq11.com/OGIL or by calling Vantage’s claims agent, Epiq Systems, at 646-282-2400.

Weil, Gotshal & Manges LLP is serving as legal counsel and Lazard Freres & Co. LLC is serving as financial advisor to Vantage and OGIL. Maples and Calder is serving as Cayman Islands counsel to Vantage and OGIL. Alvarez and Marsal is providing financial advisory services to OGIL.

About Vantage

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of three ultra-deepwater drillships the Platinum Explorer, the Titanium Explorer and the Tungsten Explorer, as well as four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs. Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

Forward-Looking Statements

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.